UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HAGGAR CORP.
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This filing consists of an article published by the Dallas Morning News on September 2, 2005.

In connection with the proposed merger, Haggar Corp. will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS OF HAGGAR ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain free copies of the proxy statement and other documents when they become available by contacting – Haggar Investor Relations at www.haggar.com, or by mail at Haggar Investor Relations, 11511 Luna Road, Dallas, Texas 75234, or by telephone: (214) 352-8481.  In addition, documents filed with the SEC by Haggar are available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov.

Haggar and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Haggar in connection with the proposed transaction. Information concerning the special interests of these directors, executive officers and other members of Haggar’s management and employees in the proposed transaction will be included in the proxy statement of Haggar described above.  Information regarding Haggar’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 10, 2005.  This document is available free of charge at the SEC’s website at www.sec.gov and from Investor Relations at Haggar as described above.

The Dallas Morning News, September 2, 2005

Haggar says it’s being sold

Pants maker will stay in Dallas under $212 million deal

By MARIA HALKIAS

Haggar Corp., the nation’s No. 2 men’s pants maker, said Thursday that it will be acquired by two private equity firms and a Hong Kong-based company for $212 million.

The company, founded in Dallas in 1926, has an agreement with Infinity Associates LLC, Perseus LLC and conglomerate Symphony Holdings Ltd., which makes footwear and apparel in its own factories, mostly in China.

Symphony doesn’t make Haggar apparel, “but it will,” said Joe M. Haggar III, chairman and chief executive and grandson of the founder. “There’s plenty of future savings” from having an owner that can also be a supplier, he said.

Haggar will operate as a stand-alone company under existing management and will remain in Dallas, Mr. Haggar said.

The board unanimously approved the sale, which still needs regulatory and shareholder approval. The transaction is expected to close by year-end.

Haggar, which first issued stock in 1992, is going private at $29 a share, a price that Wall Street seemed to like Thursday. Its shares gained $5.17, or 22 percent, to close at $28.31.

Southwest Securities analyst Michael Coleman said, “I think they did a good job for shareholders considering this company’s stock price hit $9 in 2002 and, three years later, it’s at $29 in an industry that’s been very difficult to operate in in the last couple of years.”

Revenue troubles

Haggar, which sells to major department stores including J.C. Penney, Kohl’s and Wal-Mart, hadn’t been able to increase revenue in recent years, and a sale had been rumored for some time. It managed a 1 percent sales increase and a profit last year but cut its 2005 forecast after its ForeverNew pants and shirt lines flopped.

Haggar hired Bear, Stearns & Co. as its investment banker earlier this year to explore a sale.

Mr. Haggar wouldn’t name other interested firms but confirmed that major industry players and several private equity firms had shown interest in the process, which concluded with bidding.

Industry consolidates

Apparel makers have been merging, trying to keep up with the consolidations that have created bigger retail chains.

Levi Strauss & Co. shopped around its Dockers line but decided to keep it last year. Several others have merged in the last year, including Farah and Savane maker Tropical Sportswear, which was acquired by Perry Ellis International.

Haggar’s new ownership team has capabilities to make “a stronger, more nimble company that is better suited for growth in the global apparel market,” Mr. Haggar said.

The new owners are encouraging Mr. Haggar to think about expanding the company through acquisitions, he said.

“The men’s pants business is holding its own and remains flat with last year,” said Marshal Cohen, senior industry analyst for NPD Group, a market information company.

“Private label continues to grow in importance, and lots of pant makers have seen their business erode while Haggar has been able to hold on to its market,” he said.

One director and former dissident shareholder had been pushing for a sale, arguing that the company needed to grow.

Thomas Kahn, a New York investor and one of Haggar’s largest shareholders, was added to the board in early 2003 as part of a negotiated ending to Mr. Kahn’s proxy battle with the company.

“This company needs to get moving,” Mr. Kahn said before he joined the board. “It should be a $1 billion company by now.”

Haggar sales took a 25 percent leap in 1994 to $491.2 million with the introduction of its innovative wrinkle-free slacks but never rose above $500 million.